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                                                                     Exhibit 4.7
                                                                     -----------



                             SECOND AMENDMENT TO THE
                          FOREST CITY ENTERPRISES, INC.
              DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS
              ----------------------------------------------------

                  This Second Amendment to the Forest City Enterprises, Inc. Deferred Compensation Plan for Nonemployee Directors (the "Plan") is effective as of March 10, 2000.

                  WHEREAS, Forest City Enterprises, Inc. (the "Company") maintains the Plan, and

                  WHEREAS, the Company desires to amend the Plan, effective as of March 10, 2000, as hereinafter set forth.

                  NOW, THEREFORE, the Plan is hereby amended as follows:

         1. Section 1 of Article I of the Plan is hereby amended in its entirety to read as follows:

                                    "1. `Account' shall mean the bookkeeping
                  account(s) maintained by the Committee on behalf of each Participant pursuant to Section 4 of Article II that is credited with Fees which are deferred by a Participant, and the gains, losses, interest and other earnings on such amounts as determined in accordance with Section 4 of Article II."

         2. Article I of the Plan is hereby amended by inserting the following new Section immediately following Section 4 thereof:

                                    "4A. `Class A Common Shares' shall mean the
                  Class A Common Shares of the Company, or any security into which such shares may be changed, as determined by the Committee in its sole discretion, (i) in the event of a change in the outstanding Class A Common Shares or in the capital structure of the Company by reason of any share dividend, share split, reverse share split, recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change in the capitalization of the Company or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights of any Participant in the Plan or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan."

         3. Section 4 of Article II of the Plan is hereby amended in its entirety to read as follows:

                                    "4.  Accounts; Earnings.  Fees that a
                  Participant elects to defer shall be treated as if they were set aside in an Account on the date the Fees would otherwise have been paid to the Participant.

                                    (i) Such Account will be credited with
                           gains, losses, interest and other earnings based on investment directions made by the Participant, in accordance with investment deferral crediting options and procedures established by the



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                           Committee which shall, unless otherwise permitted by
                           the Committee, limit the number of such investment direction changes to one (1) in any calendar year. The Committee specifically retains the right in its sole discretion to change the investment deferral crediting options and procedures from time to time. Unless otherwise specified by the Committee, the investments in which a Participant's Account may be deemed invested are (a) an interest bearing obligation specified by the Committee from time to time and (b) with respect to Fees credited to his or her Account after June 1, 2000, Class A Common Shares. Any dividends deemed payable with respect to Class A Common Shares that are deemed credited to a Participant's Account shall be credited to the Participant's Account and shall be deemed reinvested in Class A Common Shares.

                                    (ii) By electing to defer any amount
                           pursuant to the Plan, each Participant shall thereby acknowledge and agree that the Company is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant's investment directions in any actual investment it may make or acquire in connection with the Plan. Any amounts credited to a Participant's Account with respect to which a Participant does not provide investment direction shall be credited with gains, losses, interest and other earnings as if such amounts were invested in an investment option to be selected by the Committee in its sole discretion. Each Participant shall be 100% vested in the entire amount credited to his or her Account at all times."

         4. Section 5(i) of Article II of the Plan is hereby amended in its entirety to read as follows:

                                    "(i) The amount of a Participant's Account
                  attributable to deferral of Fees (and gains, losses, interest and other earnings thereon) shall be paid to the Participant in a lump sum or in a number of annual installments (not in excess of fifteen (15) installments) as designated by the Participant in the Election Agreement. Distributions shall be made in cash or in Class A Common Shares (with fractional shares paid in cash), or any combination thereof, as elected by the Participant, provided, however, that Class A Common
                                      --------  -------
                  Shares shall only be distributable with respect to that
                  portion of a Participant's Account that is deemed invested in such shares at the time of distribution. The lump sum payment or the first annual installment, as the case may be, shall be made as soon as practicable following the end of the period of deferral as specified in Section 3 of this Article. In the event that the Account is paid in installments, the amount of each installment shall be equal to the quotient obtained by dividing the Participant's Account balance as of the date of such installment payment by the number of installment payments remaining to be made to or in respect of such Participant at the time of the calculation. In the event that the Account is paid in installments, the amount credited to the Participant's Account remaining unpaid shall continue to be credited with gains, losses, interest and other earnings as provided in
                  Section 4 of this Article."

         5. Section 6 of Article II of the Plan is hereby amended by (i) deleting the phrase "lump sum amount" where it appears in the fourth sentence therein and substituting therefor the phrase "lump sum




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amount in cash" and (ii) deleting the phrase "lump sum" where it appears in the fifth sentence therein and substituting therefor the phrase "lump sum amount in cash".

         6. Section 7 of Article II of the Plan is hereby amended by (i) deleting the phrase "lump sum" where it appears therein and substituting therefor the phrase "lump sum amount in cash".

         7. Section 8 of Article II of the Plan is hereby amended by adding the following at the end thereof:

                           "(iii) Amounts payable under paragraphs (i) and (ii)
                  of this Section 8 of Article II shall only be payable in cash, and shall not be payable in Class A Common Shares."

         8. Except as expressly amended and modified herein, the provisions of the Plan shall remain in full force and effect.

         9. Except to the extent preempted by federal law, this Amendment shall be governed by and construed in accordance with the laws of the State of Ohio.

         EXECUTED at Cleveland, Ohio as of May 19, 2000.

                                         FOREST CITY ENTERPRISES, INC.


                                         By:
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                                         Name:
                                               -----------------------------

                                         Title:
                                               -----------------------------